POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Vincent J. Ryan, residing at,

39 Beacon Street, Boston, MA 02108 do hereby make, constitute and appoint, Garry B. Watzke or Clare A. Dever, being, respectively,

the General Counsel and Director of Special Legal Services of

Iron Mountain Incorporated, acting singly, to be my lawful

attorney-in-fact for me and to do any and all acts which I

could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without

limitation, the preparation, signing and filing of Forms 3,

4 and 5 ("Section 16 Filings").

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange

Commission and the New York Stock Exchange the Section 16 Filings,

in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to

him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this

3rd day of September, 2003.



/s/ Vincent J. Ryan
______________________________________________________________

Name:       Vincent J. Ryan

STATE OF    Massachusetts   )
                            )  ss.
COUNTY OF   Suffolk         )


Then personally appeared, before me, the aforesaid Vincent J. Ryan,

who to me, acknowledged that the foregoing was his free act and deed,

Before me,


/s/   Garry B. Watzke
	Notary Public

My Commission Expires:   May 29, 2009